Exhibit 99.1

Inphi to Acquire eSilicon, a Leading Provider of 2.5D Packaging, SerDes and Custom Silicon

Provides Scale to Lead in Custom Electro-Optics for Cloud and Telecom Customers

SANTA CLARA, Calif., Nov. 11, 2019 – Inphi Corporation (NYSE: IPHI), a leading provider of high-speed data movement interconnects, today announced that it has signed a definitive agreement to acquire eSilicon, for $216 million in both cash and the assumption of debt.

“The Inphi team is excited to enhance our value proposition to our cloud and telecom customers with the addition of the eSilicon team and IP,” said Ford Tamer, president and CEO of Inphi. “eSilicon adds to Inphi world-class 2.5D packaging, SerDes, custom silicon and operations teams. Just as we successfully leveraged our Cortina and Clariphy acquisitions, eSilicon will advance our shared commitments in driving successful customer engagement, industry-leading innovation, and best of class execution.”

Acquisition Highlights

Inphi has familiarity with the eSilicon team and opportunity through past interactions, investment, and an ongoing board observer seat. Once complete, Inphi expects the acquisition would:

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Combine Inphi’s DSP, TiA, Driver and SiPho disciplines with eSilicon’s 2.5D packaging and custom silicon design capabilities and accelerate the roadmap for electro-optics, 5nm advanced CMOS process node, and custom DSP solutions

●	Augment Inphi’s existing SerDes team and resources
●	Extend Inphi’s addressable market in Cloud data center networking and Telecom 5G infrastructure with top tier OEM customers
●	Expand Inphi’s presence into new, strategic geographies for talent acquisition with engineering design centers in Italy, Romania, Vietnam, and Spain and operations in Malaysia
●	Add between $80 to $120 million to 2020 revenue, be accretive to 2020 EPS and both the 2021 revenue and EPS growth rates
●	Increase Inphi’s operational scale with suppliers, lowering costs and resulting in financial leverage
●	Result in Inphi paying about 2.2X 2020 revenue in a combination of cash and debt assumption

The acquisition is expected to close in the fourth quarter of 2019, subject to US and Vietnamese regulatory approval and customary closing conditions. Concurrent with the signing of the definitive agreement, eSilicon has sold its Embedded Memory IP (SRAM, TCAM, and multi-port memory compiler) and Interface IP (HBM and HBI) assets to Synopsys Incorporated.

Conference Call

Inphi will host a conference call to discuss the transaction today at 8:30 AM Eastern / 5:30 AM Pacific. Interested parties may join the call by dialing (765) 507-2591, participant passcode 4485776. Please dial-in ten minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Inphi’s website at https://inphi.com/investors/ for up to 30 days after the call.

Further details of the transaction and arrangements are set out in Inphi’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 11, 2019.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "believe," "will," and "expect," or the negative thereof or comparable terminology, and include (without limitation) statements regarding the acquisition of eSilicon and expectations regarding the timing and impact thereof, including projected plans for Inphi after the acquisition, an expanded product portfolio, new product development and introduction, impact on customers and market position, additions to our team and financial impacts of the acquisition. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: the ability of the parties to timely satisfy the conditions for closing the acquisition, including obtaining necessary regulatory approvals, the ability to integrate the two companies, including retention of key personnel of eSilicon and maintaining sales to existing eSilicon customers, the impact on our financial performance the ability to extend product offerings into new areas or products, the ability to commercialize technology, unexpected occurrences that deter the full documentation and "bring to market" plan for products, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, the ability to attract and retain qualified personnel, the ability to move product sales to production levels, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify and the success of product sales in new markets or of recently produced product offerings, including bundled product solutions. Additional factors that could cause actual results to differ are discussed under the heading "Risk Factors" and in other sections of the Inphi filings with the SEC, and in its other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to Inphi as of the date hereof, and Inphi assumes no obligation to update any forward-looking statement.

About Inphi

Inphi Corporation is a leader in high-speed data movement. We move big data fast, throughout the globe, between data centers, and inside data centers. Inphi's expertise in signal integrity results in reliable data delivery, at high speeds, over a variety of distances. As data volumes ramp exponentially due to video streaming, social media, cloud-based services, and wireless infrastructure, the need for speed has never been greater. That's where we come in. Customers rely on Inphi's solutions to develop and build out the Service Provider and Cloud infrastructures, and data centers of tomorrow. To learn more about Inphi, visit www.inphi.com.

About eSilicon

eSilicon Corp. provides complex FinFET ASICs, market-specific IP platforms and advanced 2.5D packaging solutions. Our ASIC-proven, differentiating IP includes highly configurable 7nm 56G/112G SerDes plus networking-optimized 16/14/7nm FinFET IP platforms featuring HBM2 PHY, TCAM, specialized memory compilers and I/O libraries. Our neuASIC™ platform provides AI-specific IP and a modular design methodology to create adaptable, highly efficient AI ASICs. eSilicon serves the high-bandwidth networking, high-performance computing, AI and 5G infrastructure markets. www.esilicon.com

Inphi, the Inphi logo and Think fast are registered trademarks of Inphi Corporation. All other trademarks used herein are the property of their respective owners.

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Inphi Corporation Investor Contact:

Vernon Essi, Jr.

investors@inphi.com

Inphi Corporation Corporate Contact:

Kim Markle

kmarkle@inphi.com

eSilicon Corporation Corporate Contact:

Sally Slemons

sslemons@esilicon.com